EXHIBIT 5.1

January 22, 2010

United Financial Bancorp, Inc.

95 Elm Street

West Springfield, Massachusetts 01089

Ladies and Gentlemen:

We have acted as special counsel to United Financial Bancorp, Inc., a Maryland corporation (the “Company”), in connection with the proposed issuance of up to 349,428 shares (the “Shares”) of the Company’s common stock, $0.01 par value per share (the “Common Stock”), issuable upon the exercise of CNB Financial Options (as hereinafter defined) granted under the Plans (as hereinafter defined) by CNB Financial Corp., a Massachusetts corporation (“CNB Financial”) which were assumed by the Company. Pursuant to an Agreement and Plan of Merger dated as of June 25, 2009, by and among the Company and CNB Financial (the “Merger Agreement”), on November 30, 2009 (the “Effective Date”), certain options to acquire CNB Financial common stock (the “CNB Financial Options”) outstanding on the Effective Date were assumed by the Company and converted into options to purchase 146,748 shares of Common Stock according to a specified formula. In addition, options covering 202,680 shares of Company Common Stock may be issued pursuant to the Plans. Accordingly, in connection with the transaction, 349,428 Shares are to be issued under either the CNB Financial, Corp. 2008 Equity Incentive Plan or the CNB Financial Corp. Amended and Restated Stock Option Plan (collectively, the “Plans”), pursuant to a registration statement on Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), filed with the Securities and Exchange Commission (the “Commission”) on January 22, 2010 (the “Registration Statement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, other than as expressly stated herein with respect to the issue of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters.

We are opining herein as to the General Corporation Law of the State of Maryland, and we express no opinion with respect to any other laws.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when either (i) the Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the purchasers or (ii) when certificates representing the Shares in the form of the specimen certificate examined by us have been manually signed by an authorized officer of the transfer agent and registrar therefor, and have been issued by the Company against payment therefor, in the circumstances contemplated by the Plans, assuming in each case that the individual issuances, grants or awards under the Plans are duly authorized by all necessary corporate action of the Company and duly issued, granted or awarded and exercised in accordance with the requirements of law and the Plans (and the agreements and awards duly adopted thereunder and in accordance therewith), the issue and sale of the Shares will have been duly authorized by all necessary corporate action of the Company, and the Shares will be validly issued, fully paid and non assessable.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act. We consent to your filing this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours, LOCKE LORD BISSELL & LIDDELL LLP

/S/ LOCKE LORD BISSELL & LIDDELL LLP